Kewaunee Scientific Announces
                         Improved First Quarter Results

Exchange: NASDAQ (KEQU)                               Contact: D. Michael Parker
                                                               704/871-3290

STATESVILLE, N.C. August 26, 2008 -- Kewaunee Scientific Corporation (Nasdaq:
KEQU) today announced results for its first quarter ended July 31, 2008.

Net earnings for the quarter increased 46% to $981,000, or $0.38 per diluted share, from net earnings of $674,000, or $0.27 per diluted share, in the first quarter of the prior year. Earnings benefited from increased domestic and international sales volumes, solid manufacturing performances in all three Statesville plants, and on-going cost savings initiatives. The favorable impact of these items more than offset higher prices during the quarter for certain raw materials, particularly steel and resin, and for energy and transportation.

Sales for the quarter were a record $25,395,000, up 22% from sales of $20,784,000 in the first quarter of the prior year, as the global marketplace for the Company's products remained strong. Domestic operations sales increased 17% over the comparable period of the prior year to $21,013,000, while international operations sales increased 58% to $4,382,000. The order backlog increased to a record $60.4 million at July 31, 2008, up from $58.7 million at April 30, 2008, and $54.7 million at July 31, 2007.

"All aspects of our operations performed well during the first quarter," said William A. Shumaker, President and Chief Executive Officer. "With continuing healthy demand for our products, our strong order backlog, improved operational performance, and growing international opportunities, we feel Kewaunee is on track for a good year. Our on-going improvement continues to be challenged, however, by higher prices for certain raw materials and by higher energy and transportation costs. To date, we have been successful in moderating the impact of these increases on our bottom line, as we have implemented strategies to increase sales volumes, increase sales prices when possible, and reduce energy consumption and costs. We will continue to diligently pursue these and other strategies as we progress through this challenging year."

The Company's balance sheet remains strong. Bank borrowings and capital lease obligations totaled $6.1 million at July 31, 2008, as compared to $5.3 million at July 31, 2007. The debt-to-equity ratio was .22-to-1 at the end of the quarter, as compared to .21-to-1 at the end of the first quarter last year. Cash on hand was $3.6 million at the end of the quarter, as compared to $2.2 million at the end of the first quarter last year. Working capital was $16.3 million at July 31, 2008, up from $13.0 million at the end of the comparable period last year.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets. Kewaunee Scientific's website is located at http://www.kewaunee.com

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

                   [see financial information on back of page]

                Consolidated Statements of Operations [unaudited]
                      (in thousands, except per share data)

                                                             Three Months Ended
                                                            July 31     July 31
                                                              2008       2007
                                                           --------    --------
Net sales                                                  $ 25,395    $ 20,784
Cost of products sold                                        20,044      16,521
                                                           --------    --------
Gross profit                                                  5,351       4,263
Operating expenses                                            3,586       3,148
                                                           --------    --------
Operating earnings                                            1,765       1,115
Other income (expense)                                          (38)          3
Interest expense                                                (89)       (110)
                                                           --------    --------
Earnings before income taxes                                  1,638       1,008
Income tax expense                                              541         312
                                                           --------    --------
Earnings before minority interests                            1,097         696
Minority interests in subsidiaries                              116          22
                                                           --------    --------
Net earnings                                               $    981    $    674
                                                           ========    ========
Net earnings per share
    Basic                                                  $   0.38    $   0.27
    Diluted                                                $   0.38    $   0.27

Weighted average number of common
 shares outstanding (in thousands)
    Basic                                                     2,551       2,502
    Diluted                                                   2,570       2,521

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                          July 31     April 30
                                                            2008        2008
                                                          -------     --------
                                                        [unaudited]
Assets
------
Cash and cash equivalents                                 $ 3,131     $  3,784
Restricted cash                                               439          480
Receivables, less allowances                               22,969       20,087
Inventories                                                 7,310        6,984
Prepaid expenses and other current assets                   1,246        1,847
                                                          -------     --------
   Total current assets                                    35,095       33,182
Net property, plant and equipment                          12,042       11,825
Other assets                                                5,573        5,599
                                                          -------     --------
Total Assets                                              $52,710     $ 50,606
                                                          =======     ========

Liabilities and Stockholders' Equity
------------------------------------
Short-term borrowings                                     $ 5,707     $  4,551
Current obligations under capital leases                      291          323
Accounts payable                                            8,928        8,929
Other current liabilities                                   3,845        3,459
                                                          -------     --------
   Total current liabilities                               18,771       17,262
Other non-current liabilities                               6,346        6,397
Total stockholders' equity                                 27,593       26,947
                                                          -------     --------
Total Liabilities and Stockholders' Equity                $52,710     $ 50,606
                                                          =======     ========